AMENDMENT

TO

CUSTODIAN AGREEMENT

THIS AMENDMENT TO CUSTODIAN AGREEMENT (this “Amendment”) is made as of May 26, 2021 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH&Co.” or the “Custodian”), and BRIDGE BUILDER TRUST, a Delaware statutory trust (the “Fund”), on behalf of each of its series portfolios listed on Appendix A to the Agreement (each a “Portfolio” and collectively, the “Portfolios”), registered with the Securities and Exchange Commission under the Investment Company Act of 1940. The terms of this Amendment shall apply separately and respectively to each Portfolio, and each reference to the “Fund” herein shall mean the Fund on behalf of each Portfolio.

WHEREAS, the Custodian and the Fund entered into a Custodian Agreement, dated as of April 25, 2019 (as amended, modified and/or supplemented to date, the “Agreement;” all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

WHEREAS, the Custodian and the Fund desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Custodian and the Fund hereby agree as follows:

1. The Agreement is hereby amended by deleting the existing Appendix A to the Agreement and replacing it with the Appendix A attached hereto.

2. The Agreement is hereby amended on page 1 of the Agreement by adding the following sentence at the end of the introductory paragraph:

It is acknowledged, ratified and agreed that the terms of this Agreement apply separately and respectively to each Portfolio, and each reference to the “Fund” herein shall mean the Fund on behalf of each Portfolio.

3. This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy, portable document format (PDF) or telefax of the signed and countersigned Amendment shall be acceptable evidence of the existence of the Amendment.

4. This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

5. This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Custodian Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/Elizabeth E. Prickett
Name: Elizabeth E. Prickett
Title: Managing Director
Date: May 4, 2021

BRIDGE BUILDER TRUST

By:	/s/Julius A. Drelick III
Name: Julius A. Drelick III
Title: President of Bridge Builder Trust
Date: May 4, 2021

Exhibit A

to Custodian Agreement

List of Portfolios

Dated as of May 26, 2021

Bridge Builder Core Bond Fund

Bridge Builder Core Plus Bond Fund

Bridge Builder Municipal Bond Fund

Bridge Builder Large Cap Growth Fund

Bridge Builder Large Cap Value Fund

Bridge Builder Small/Mid Cap Growth Fund

Bridge Builder Small/Mid Cap Value Fund

Bridge Builder International Equity Fund

Bridge Builder Transition Fund I

Bridge Builder Transition Fund II

Bridge Builder Transition Fund III